MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT ("**Agreement**") is entered into as of May 1, 2016 (the "**Effective Date**")

BETWEEN

AmTote International Inc.
11200 Pepper Road
Hunt Valley, MD 21031
("**AmTote**")

ATTN: Steve Keech

AND

Mobilotto Systems, Inc.
34 King Street East, Suite 1010
Toronto, ON, M5C 2X8
("**Mobilotto**")

ATTN: Gary Schwartz

(each a "**Party**" or collectively, the "**Parties**")

RECITALS

A. WHEREAS, Mobilotto has developed and desires to license the Mobilotto Assets to AmTote on the terms set forth herein; and

B. WHEREAS, AmTote desires to license the Mobilotto Assets on the terms set forth herein for the purpose of incorporating the Mobilotto Assets as part of the AmTote Application or Active Client Application, as applicable, that AmTote intends to provide to its Clients.

C. NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good value and consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1. **DEFINITIONS.** Capitalized terms not otherwise defined herein shall have the following meaning:

1.1 "Active Client" means a Client that controls, operates and offers an Active Client Application.

1.2 "Active Client Application" means the application controlled, operated and offered to End Users by an Active Client, which accesses the Services via the AmTote Platform, as set forth in the applicable Order Form and/or SOW.

1.3 "Active Client Platform" means the servers, databases, operating systems, network domains and networking facilities used to operate the Active Client Application, including all

subdomains, websites, mirror sites, proxy servers, or successor sites or servers to such website and subdomains.

1.4 "Affiliate" means with respect to a person, any person controlling, controlled by or under common control with such person.

1.5 "Agreement" means this Master Services Agreement and all Exhibits as set out herein together with any Order Form, any SOW and any Change Order that references this Master Services Agreement, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

1.6 "AmTote Application" means the application controlled or operated by AmTote or offered by AmTote to its Clients, which uses the Services, as set forth in the applicable Order Form and/or SOW.

1.7 "AmTote Assets" means collectively the AmTote Application, Content belonging to AmTote, AmTote Platform, Confidential Information belonging to AmTote, Intellectual Property Rights belonging to AmTote, and any and all documentation prepared by AmTote in connection with any of the foregoing.

1.8 "AmTote Platform" means the servers, databases, operating systems, network domains and networking facilities used to operate the AmTote Application, including all subdomains, websites, mirror sites, proxy servers, or successor sites or servers to such website and subdomains.

1.9 "API" means the application programming interface to the Mobilotto Platform and related documentation that describes the protocol, privacy management, message types, value added services, connectivity options, authentication and authorization procedures, rules, requirements, restrictions and policies for accessing the Mobilotto Platform via a commercially-available electronic communications interface.

1.10 "Client" means AmTote's customer (including through multiple tiers) that makes available to End Users the AmTote Application, Active Client Application or Direct Client Application that uses the Services. Such Client is generally (but is not limited to) a licensed pari-mutuel operator who utilizes AmTote's pari-mutuel and/or fixed odds wagering technology.

1.11 "Confidential Information" means (i) with regard to Mobilotto, the Mobilotto Platform, the API, the Documentation, Information belonging to Mobilotto and Intellectual Property Rights belonging to Mobilotto that are related to, connected with or arising out of the Mobilotto Platform, API, or Services and any Content or other information provided by Service Providers, and (ii) with regard to AmTote, the AmTote Platform, Content belonging to AmTote, Intellectual Property Rights belonging to AmTote that are related to, connected with or arising out of the AmTote Platform, Information belonging to AmTote, usage metrics related to the AmTote Application(s) and End Users' use of the AmTote Application(s), and any non-public information regarding the business of AmTote, in whole and in part, and (iii) with regard to either party, "Confidential Information" as defined in the Mutual Confidentiality, Non-Circumvention and Intellectual Property Rights Agreement executed by the Parties on January 7, 2016, which is appended hereto as Exhibit D and remains in full force and effect and forms part of this Agreement.

1.12 "Content" means any map data, street addresses, points of interest data whether or not directly associated with a Client's business operation, cellular subscriber information and other content that is offered as part of the Services. For clarity, Content includes any information other than the above, which is presented through the Active Client Application or the AmTote Application.

1.13 "Deliverable" means computer-programming code or Documentation delivered by Mobilotto to AmTote to fulfill the Services under the applicable Order Form and/or SOW or any other object identified as a Deliverable in the applicable Order Form and/or SOW.

1.14 "Direct Client" means a Client that controls, operates and offers a Direct Client Application and is granted a sub-license from AmTote for use of the Mobilotto Assets in accordance with Section 4.2 herein.

1.15 "Direct Client Application" means the application controlled, operated and offered to End Users by a Direct Client, which connects directly to the Mobilotto Platform via the API, as set forth in the applicable Order Form and/or SOW.

1.16 "Direct Client Platform" means the servers, databases, operating systems, network domains and networking facilities used to operate the Direct Client Application, including all subdomains, websites, mirror sites, proxy servers, or successor sites or servers to such website and subdomains.

1.17 "Documentation" means all Mobilotto on-line help files, written instruction manuals, sample code or written correspondence from Mobilotto and Service Providers, including emails regarding API, Mobilotto Platform and/or Services.

1.18 "Effective Date" means the date first written above.

1.19 "End User" means the mobile phone user or subscriber whose location is accessed by the AmTote Application, Active Client Application, Direct Client Application or Mobilotto Application in accordance with this Agreement.

1.20 "Independent Technology" means Technology and associated Intellectual Property Rights in which only one of the Parties (the "Owning Party") has a proprietary interest, which is conceived prior to the Effective Date and/or at any time outside of the Purpose of this Agreement, provided that, where such conception occurred after the Effective Date, the Owning Party made no use of or reliance upon the other Party's Technology or any Technology jointly developed by the Parties for such conception or any subsequent reduction to practice.

1.21 "Information" means any technical, or business information in written, graphical, oral, or other tangible or intangible forms, including but not limited to, specifications, drawings, tools, samples, reports, compilations, records, data, computer programs, models, and trade secrets.

1.22 "Intellectual Property Rights" shall include, without limitation, patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress; goodwill relating to such Intellectual Property Rights; and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of Confidential Information (including know-how and trade secrets) and all other intellectual property rights, in

each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.23 "Mobilotto Application" means the application controlled, operated and offered by Mobilotto to AmTote, that uses the Services, as set forth in the applicable Order Form and/or SOW.

1.24 "Mobilotto Assets" means collectively the Mobilotto Platform, Services, Mobilotto Application, Mobilotto's Confidential Information, Mobilotto's Intellectual Property Rights, API, Mobilotto Content, and Documentation.

1.25 "Mobilotto Platform" means Mobilotto's proprietary platform that enables the Services.

1.26 "Order Form" means an ordering document detailing AmTote's purchase of Services from Mobilotto, specifying, amongst other things, the Services to be provided hereunder and related pricing, which is entered into between AmTote and Mobilotto in writing, including any SOW, addenda and supplements thereto. All Order Forms are hereby incorporated into this Agreement.

1.27 "Services" means those services and Deliverables to be provided by Mobilotto to or for the benefit of AmTote as described in the applicable Order Form and/or SOW, necessary for AmTote to carry out those items as further described at Section 4.1 or Section 4.2 below, as applicable.

1.28 "Service Provider" means any entity that provides the wireless services or Content used by Mobilotto as part of the Services offered to AmTote.

1.29 "Statement of Work" ("SOW") shall mean the document describing the scope of Services to be provided by Mobilotto for AmTote. An SOW may be a stand-alone document or incorporated into an Order Form and shall be governed by the terms and conditions of this Agreement.

1.30 "Technology" means without limitation all tangible and intangible know-how, knowledge, concepts, procedures, schematics, trade secrets, computer software, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, manufacturing specifications and procedures, strategic business information and/or financial information.

2. SCOPE OF AGREEMENT.

2.1 Engagement. Mobilotto agrees to offer the Mobilotto Assets for use by AmTote, and AmTote agrees to use the Mobilotto Assets, in accordance with the applicable Statement(s) of Work and/or Order Form(s).

1.31 Scope. AmTote and Mobilotto shall negotiate and execute one or more Order Forms and/or Statement of Work, which shall set out the scope of the Deliverables and Services to be provided by Mobilotto to AmTote pursuant to this Agreement, a copy of which will be included as Exhibit E attached hereto and shall include any Change Orders, as applicable. Each SOW and

Order Form shall be signed by an authorized representative of each of the Parties hereto and shall set out, without limitation the scope of Services to be provided, the Deliverables to be provided, detail of support of the Mobilotto Assets and Services, testing requirements, time frames for provision of Services and Deliverables, fees for the provision of Services and Deliverables, out of pocket expenses to be incurred by Mobilotto and any related payment schedule. Each Order Form and SOW shall be subject to all of the terms and conditions of this Agreement, in addition to any specific terms and conditions set forth in the applicable Order Form and/or SOW. In the event that any terms or conditions of an Order Form or SOW conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, except to the extent that the applicable Order Form and/or SOW expressly and specifically states the intent to supersede this Agreement in relation to a specific provision.

2.2 Change Orders. Any changes to the obligations of either Party or to any other material aspect of an Order Form or SOW will require a written order signed by both Parties that describes the changes and any related cost adjustments ("Change Order").

2.3 Hosting. Mobilotto shall host and maintain the Mobilotto Platform accessible to AmTote via the API in a manner that is reasonably acceptable within the technology industry (as further described in the applicable Order Form or SOW) for a service that is required to be highly available to a global operating company.

2.4 Ancillary Services. Upon AmTote's request, Mobilotto and AmTote may agree to work together to integrate the Mobilotto Platform with the AmTote Platform(s), implement the AmTote Application or customize the Services. If agreed, such engagement shall be evidenced by the execution of an SOW.

2.5 Project Management. Mobilotto and AmTote shall each designate an employee who shall be assigned the primary responsibility for communicating with and providing the necessary assistance to the other Party during the term of this Agreement.

3. CUSTOMER OBLIGATIONS.

3.1 Access to AmTote Application. AmTote shall provide Mobilotto with reasonable and timely access to the AmTote Application and AmTote Platform as shall be reasonably necessary for the performance of Mobilotto's obligations under this Agreement.

3.2 AmTote Deliverables. AmTote shall timely provide the AmTote deliverables set forth in the applicable Order Form and/or SOW that will be used to install and operate the AmTote Application.

3.3 AmTote's Clients. The obligations set forth in Sections 3.1 and 3.2 above shall apply to any Active Clients or Direct Clients, as applicable. It shall be AmTote's responsibility to have such Clients comply with these obligations.

4. LICENSE.

4.1 Grant. Subject to the terms and conditions of this Agreement, Mobilotto hereby grants to AmTote, for the term of this Agreement, a non-exclusive, non-sublicensable (except as set forth in Section 4.2 below), non-transferable limited license to (i) integrate and/or embed the Mobilotto Assets with the AmTote Platform or Active Client Platform in order to offer and provide the AmTote Application to Clients, or enable Active Clients to offer and provide the Active Client

Application to End Users; (ii) use the Documentation in connection with aforesaid use of the Mobilotto Assets; (iii) use the Intellectual Property Rights related to the Mobilotto Assets including those patents listed in Exhibit A, for the usages of the Mobilotto Assets under this Agreement; (iv) distribute the Content only as part of the AmTote Application and Active Client Application to the Clients; and (v) market the AmTote Application.

4.2 Sublicensing Right. AmTote may sublicense the rights set forth in (i), (ii), (iii) and (v) of Section 4.1 to its Direct Clients solely to be used in connection with operation and offering of Direct Client Application to End Users subject to the terms and conditions of this Agreement. AmTote shall be responsible for the acts and omissions of Direct Clients and for enforcing the provisions of the Agreement with respect to Direct Clients.

4.3 Restrictions. AmTote's right to use the Mobilotto Assets is limited solely to AmTote or its Direct Clients. AmTote agrees that, except as expressly permitted under this Agreement, it will not itself, or through any parent, subsidiary, affiliate, agent or other third party, entity or other business structure (i) use, sell, lease, license or sublicense any or all of the Mobilotto Assets on a standalone basis, (ii) decompile, disassemble, re-program, reverse engineer or otherwise attempt to derive or modify the Mobilotto Assets in whole or in part unless otherwise permitted herein, (iii) write or develop any derivative software or any other software program utilizing Mobilotto's Confidential Information unless otherwise permitted herein, (iv) provide, copy, transmit, disclose, divulge, or make available to, or permit use of the Mobilotto Assets by any third party or entity or machine without Mobilotto's prior written consent, (v) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices of Mobilotto or its licensors, (vi) circumvent or disable any security or other technological features or measures used by Mobilotto, or (vii) use any device, software or routine that interferes with the proper working of the Mobilotto Platform, Services or API, or otherwise attempt to interfere with the proper working of the Services. For certainty, notwithstanding clause 4.3(iii) AmTote may write or develop any software or other software program relating to the Services that does not utilize Mobilotto's Confidential Information.

4.4 Best Practices of Provider Terms. AmTote shall use diligent efforts and best industry practices to ensure that each Client offering its own application, as applicable herein, conforms to the APIs, and associated requirements, and meets all the terms and conditions imposed by Service Providers ("**Provider Terms and Conditions**") as set forth in Exhibit B, and as may be amended by Mobilotto or Service Providers from time to time. Notwithstanding the foregoing, Mobilotto shall remain responsible for providing the Services to the standard provided herein and as further agreed in the applicable Order Form and/or SOW.

4.5 Location Information. AmTote acknowledges that End User's location information is being provided as part of the Services pursuant to limited and restricted licenses granted to Mobilotto by the Service Providers. Unless AmTote separately obtains permission from such Service Providers, AmTote and Clients shall be responsible for complying with all conditions and restrictions imposed by such Service Providers with respect to the use of such location information as described in the Provider Terms and Conditions. Without limiting the foregoing, AmTote or Clients, as applicable, shall be responsible for obtaining prior consent from End Users before obtaining their location information using the Mobilotto Platform in a manner approved by Mobilotto during the AVP testing set forth in Section 4.4 above. AmTote further acknowledges and covenants that any location information obtained using the Mobilotto Platform shall be used solely for the limited purpose for which the End User expressly consented. In no event shall AmTote or its Clients directly or indirectly deliver or otherwise share location information or any other Content obtained using the Mobilotto Platform, Services

or API with competitors of Mobilotto or competitors of any Service Provider from whom the location information or other Content was obtained.

4.6 Privacy Policy. AmTote and its Clients shall make available for review by End Users their privacy policy which will conform to applicable laws and regulations, the Provider Terms and Conditions and accepted industry standards. All personal information including location information obtained through the Services shall be used by AmTote and Clients in accordance with such privacy policy.

5. OWNERSHIP.

5.1 Mobilotto's Ownership. Except as otherwise set forth in this Agreement, as between Mobilotto and AmTote, Mobilotto shall at all times be and remain the sole and exclusive owner of the Mobilotto Assets and all associated Intellectual Property Rights, including those patents listed in Exhibit A. This Agreement does not transfer any right, title, or interest in the Mobilotto Assets to AmTote or Clients. Except as expressly allowed under this Agreement, AmTote may not use, distribute or reproduce the Mobilotto Assets in any manner whatsoever.

5.2 AmTote's Ownership. Subject to Section 5.1, as between Mobilotto and AmTote, AmTote shall at all times be and remain the sole and exclusive owner of the AmTote Assets and all associated Intellectual Property Rights. This Agreement does not transfer any right, title, or interest in the AmTote Assets to Mobilotto. Except as expressly allowed under this Agreement, Mobilotto may not use, distribute or reproduce the AmTote Assets in any manner whatsoever.

5.3 Independent Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology. Each Party acknowledges that it acquires no rights under this Agreement to use the other Party's Independent Technology other than the limited licenses expressly granted in this Agreement or upon the Parties mutual written agreement.

5.4 Derivative Technology. Notwithstanding the foregoing, the Parties agree that AmTote shall be the sole and exclusive owner of all right, title and interest in and to all Technology and its associated Intellectual Property Rights that is not part of the Mobilotto Assets and that is conceived, reduced to practice, or developed by at least one representative of either Party or either Party's affiliates, either solely or jointly, after the Effective Date and before any expiration and/or termination of this Agreement and that is conceived, reduced to practice, or developed in furtherance of the purpose of this Agreement, including but not limited to any derivatives, improvements, enhancements, or extensions of either Party's Technology.

6. REPRESENTATIONS AND WARRANTIES.

6.1 Each Party represents and warrants to the other Party that: (i) it is duly organized and authorized to enter into and to perform all obligations under this Agreement; (ii) is not a party to any agreement with a third party that would restrict its ability to perform the obligations included in this Agreement; (iii) it is and will be able to fully perform its obligations under this Agreement; (iv) it will comply in all material respects with all applicable federal, state and local laws, statutes, ordinances, rules and regulations within the United States and any other country where either Party conducts business relating to the Services; and (v) it holds all permits, licenses and similar authority necessary for performing its obligations under this Agreement.

6.2 During the sixty (60) days following the earlier of delivery to AmTote (if applicable), or making the Mobilotto Assets available for AmTote under the terms of this Agreement, the Mobilotto Assets will substantially achieve the material functionality described in the applicable Order Form and/or SOW. In the event the Mobilotto Assets fail to conform to the foregoing warranty, without charge to AmTote, Mobilotto will repair or replace related Mobilotto Assets as included in the AmTote Application, provided AmTote promptly notifies Mobilotto of any related technical issues or nonconformities. If Mobilotto is unable to repair or replace the Mobilotto Assets as included in the AmTote Application within a reasonable period of time, such failure will be deemed a material breach of this Agreement and will refund to AmTote all related fees provided in any applicable Order Form and SOW.

6.3 Except as set forth in a SOW, the Mobilotto Assets at the time of delivery, will not contain any feature, including, without limitation, a time bomb, virus, software lock, spy-ware, keystroke- or password-capturing routine, or access-tracing routine, that may be used to modify, delete, damage, disable, interfere with, track, or otherwise harm or prevent the use of such Mobilotto Assets as included in the AmTote Application, or Client's hardware, data, software or computer systems.

7. CLIENTS AND AUTHORIZED USERS.

7.1 Client Agreement. Before the AmTote Application, Active Client Application or Direct Client Application is offered to End Users, AmTote and its Client must enter into an agreement that is no less protective of Mobilotto's rights as are set forth in this Agreement and complies with the terms and conditions of this Agreement. Without limiting the foregoing, AmTote shall not (i) make any representation or agree to terms contrary to any term or condition set forth in this Agreement, or (ii) grant to Clients any rights or warranties with respect to the Mobilotto Assets which are more expansive than what is contained in this Agreement. In addition, each Client Agreement shall impose an express obligation on either AmTote or the Client to obtain the consent of End Users before obtaining the location of such End Users using a means approved by Mobilotto during the AVP testing. AmTote shall provide a quarterly update listing each newly added Client that was not previously identified in a Statement of Work.

8. FEE.

8.1 Fees. AmTote will pay to Mobilotto the Service fees specified in the applicable Order Form and/or SOW. Unless otherwise agreed in an Order Form and/or SOW, Service fees and expenses shall be calculated by Mobilotto on a monthly basis and invoiced to AmTote within fifteen (15) days after the end of each month. Such fees are subject to revision upon renewal of this Agreement, as per Section 13.1 of this Agreement. Mobilotto will provide AmTote written notice at least sixty (60) days prior to the end of the then current Term of any proposed changes to the fees as applicable, subject to AmTote's written approval and renewal of this Agreement.

8.2 Payment. AmTote shall pay all invoiced amounts within thirty (30) days after the date of invoice. All payments of invoiced amounts must be paid in full in United States dollars to Mobilotto at the address shown on the applicable Order Form or SOW, or at such other address as Mobilotto notifies AmTote in writing. In case any such payment is not paid in full when due, AmTote shall have fifteen (15) business days to cure such default in payment, after which, Mobilotto may have the right to deactivate the Services or pursue any other remedy otherwise available to Mobilotto as provided herein. Mobilotto may impose interest or overdue charges and payments at the rate of one percent (1%) per month, until AmTote is current on all payments.

8.3 Taxes. All taxes, duties, fees and other governmental charges of any kind (including sales, services and use taxes, but excluding taxes based on the net income of Mobilotto) which are imposed by or under the authority of any government or any political subdivision thereof on the fees under this Agreement shall be borne by AmTote and shall not be considered a part of, a deduction from or an offset against any fees payable to Mobilotto.

8.4 Expenses. Except as delineated in the applicable Order Form or SOW, each party will be solely responsible for its own expenses, and those of its staff, including, but not limited to, staff salaries and all expenses incurred in the installation, marketing, promotion, distribution and support of, as applicable, the Services, the Mobilotto Application, the AmTote Application, the Active Client Application or the Direct Client Application.

8.5 New Features. Mobilotto may, at its sole discretion, upgrade the Services or Mobilotto Application to add new functionality ("**New Features**"). AmTote shall be allowed to use the New Features on such terms and conditions and payment of additional fees as may be mutually agreed by Mobilotto and AmTote acting reasonably. However, AmTote may continue to use the Services or Mobilotto Application without the New Features for such time as Mobilotto generally makes the Services available, not less than twelve (12) months, to its licensees without incorporating the New Features. Mobilotto will use reasonable efforts to provide advance notice of such New Features and/or updates and to identify New Features and/or updates that may require modifications to AmTote or Client Applications. For those types of updates (such as a major version release – e.g. v1.0 to v2.0) that Mobilotto reasonably believes will necessitate significant modification of applications using the Services, Mobilotto will maintain the immediately previous version (one version back) of the Services for no less than twelve (12) consecutive months starting from the date of release of the new version. AmTote understands that AmTote's and/or Client's failure to upgrade Applications to the latest version during this time may result in an interruption or termination of AmTote's and/or Client's access to the Services. In the event that AmTote and Mobilotto are unable to mutually agree on the additional fees to be paid to incorporate the New Features, AmTote may continue to use the Services and/or Mobilotto Application as set forth above, after which time the Parties may terminate this Agreement within fifteen (15) days following written notice of such intention to terminate.

9. CONFIDENTIALITY.

9.1 The parties acknowledge and confirm that they have previously entered into a Mutual Confidentiality, Non-Circumvention and Intellectual Property Rights Agreement, dated as of January 7, 2016, a copy of which is attached hereto at Exhibit D ("**Confidentiality Agreement**"). The terms of such Confidentiality Agreement shall remain in full force and effect and shall form part of this Agreement for the entire term of this Agreement. Notwithstanding Section 23 below, in the event that any conflict of terms exists between this Agreement and the Confidentiality Agreement, the Confidentiality Agreement shall prevail.

10. INDEMNIFICATION.

10.1 Each Party shall indemnify, defend and hold harmless the other Party, its affiliates, and their respective directors, officers, employees, agents and contractors, from and against any and all third party claims, damages, causes of action, lawsuits, liabilities, losses, awards, fines, judgments, penalties, costs and expenses, including without limitation reasonable outside attorneys' fees and court costs, asserted, suffered or filed by a third party against the indemnified party to the extent arising from: (a) the indemnifying Party's material breach or other violation of the terms, conditions, covenants, obligations, representations, warranties or agreements contained in this Agreement; or (b) the willful or negligent acts or omissions of the

indemnifying Party or its directors, officers, employees, agents or contractors in connection with the terms of this Agreement.

10.2 Notwithstanding Section 10.1 above, and without limiting the foregoing, Mobilotto will indemnify, hold harmless and defend AmTote against any third party claim, suit or proceeding and any damages or liability therefrom or settlement thereof (including related reasonable fees, costs and expenses, including, without limitation, reasonable outside attorneys' fees) to the extent based on a claim that Mobilotto Assets, when used as expressly authorized hereunder, infringe, misappropriate or otherwise conflict with any third party United States Intellectual Property Rights. Notwithstanding the foregoing, Mobilotto will have no liability to AmTote under this Section 10.2 to the extent that an alleged intellectual property infringement, misappropriation, interference or conflict results from: (a) the combination of the Mobilotto Assets, or any of part thereof, with any equipment, software or services not provided by Mobilotto, or by AmTote or a third party, pursuant to the request of Mobilotto, where such Mobilotto Asset(s) would not itself infringe absent such combination; (b) use of the Mobilotto Assets, or any part thereof, in an application, environment or purpose not known to Mobilotto, reasonably anticipated by Mobilotto or foreseeable with reference to this Agreement; or (c) modifications of the Mobilotto Assets made by anyone other than Mobilotto (other than modifications made at Mobilotto's direction, with Mobilotto's consent, reasonably anticipated by Mobilotto, or foreseeable with reference to this Agreement or other related specifications or documentation). Without limiting the foregoing, if the Mobilotto Assets, or any of part thereof, become, or in Mobilotto's opinion is likely to become, the subject of any claim, suit or proceeding for infringement of any United States Intellectual Property Rights of any third party, or in the event of any adjudication that the Services or any of its components infringes on any United States Intellectual Property Rights of any third party, Mobilotto may in its sole discretion and expense: (i) secure for AmTote, AmTote's clients and End Users, as applicable, the right to continue using such infringing Mobilotto Asset(s); (ii) replace or modify the infringing Mobilotto Asset(s) to make it non-infringing; or (iii) if neither of the foregoing is feasible, Mobilotto may terminate this Agreement, subject to reasonable notice to AmTote and further subject to AmTote's right to cure, in whole or in part, and continue to defend the infringement allegations and refund the license fee paid by AmTote as reduced to reflect a one year (1) year straight-line depreciation from the applicable license purchase date, notwithstanding Mobilotto's indemnity obligations to AmTote as provided herein.

10.3 Except for infringement claims covered by Section 10.2, AmTote shall defend, indemnify and hold Mobilotto, its officers, directors, agents, consultants, customers and employees (collectively, "**Mobilotto Indemnitees**") harmless from and against all third party claims, suits, demands, actions, proceedings, awards, judgments, settlements, penalties, damages, losses, liabilities, costs and expenses (including, without limitation, related reasonable fees, costs and expenses, including, without limitation, reasonable outside attorneys' fees) to the extent they result from any action brought against Mobilotto Indemnitees that is based on a claim that a AmTote Application, or any part thereof, infringes or otherwise violates any third party United States Intellectual Property Rights. The foregoing AmTote indemnity shall not apply if such claim is caused by the negligence or willful misconduct of Mobilotto or the claim results from the combination of the AmTote Assets, or any of part thereof, with any equipment, software or services provided by Mobilotto in order to enable the Services.

10.4 As a condition to any indemnification under this Section 10, the indemnified Party must (a) notify the indemnifying Party promptly in writing of any such claim or proceeding, and (b) give the indemnifying Party full and complete authority, information and assistance to defend such claim or proceeding at the expense of the indemnifying Party, including sole control of the

selection of counsel and the defense of any such claim or proceeding and all negotiations for its compromise or settlement. Notwithstanding the foregoing, the indemnified Party's failure to give the indemnifying Party prompt written notice of any such claim or proceeding will only relieve the indemnifying Party of its obligation to indemnify the indemnified Party to the extent the indemnifying Party is prejudiced by such failure. Notwithstanding anything in this Agreement, the Indemnifying Party shall not enter into any settlement that results, or may result, in criminal or quasi-criminal liability to the other party without the express consent of the other party.

11. LIMITATION OF LIABILITY.

11.1 To the extent permitted by applicable law, each Party's total cumulative liability to the other Party for any and all claims or causes of action, whether based in contract, tort or otherwise, that arise under or are related to this Agreement, other than an outage of service that directly leads to a reduction of wagering handle at a Client's location, shall be limited to the other Party's direct out-of-pocket damages, actually incurred, which under no circumstances shall exceed the amount of fees paid by AmTote to Mobilotto under this Agreement during the twelve (12) month period immediately preceding the date the claim arose.

11.2 In the event of an outage of service, caused by any act or omissions of Mobilotto or its employees, which directly results in a reduction of the wagering handle paid or payable to AmTote by one or more of its Clients, Mobilotto shall pay to AmTote, for each Client, as applicable, damages for such outage(s) in an amount equal to eighteen percent (18%) of the difference between (i) the average daily wagers (exclusive of refunds) at the affected Client's location on comparable days and, (ii) the actual wagers (exclusive of refunds) at the affected Client location on the day of the outage.

11.3 In no event, other than an outage contemplated in section 11.2, shall either Party be liable for loss of profits, loss of business, indirect, special, punitive, incidental or consequential damages of any kind whatsoever, or for the claims or demands made by any third parties, whether or not advised of the possibility of such damages.

11.4 Limitations of liability set forth in Sections 11.1 and 11.2 above shall not apply to a Party's breach of its confidentiality obligations set forth in Section 9, a Party's indemnification obligations under Section 10 above, AmTote's material breach of Section 4.3 above, or Mobilotto's material breach of Section 5.4 above.

12. DISCLAIMER OF WARRANTY.

Mobilotto warrants to AmTote that Mobilotto will use commercially reasonable efforts to deliver the Services in accordance with the service level commitments regarding availability and responsiveness as set forth in the applicable SOW and/or Order Form ("**Service Level Commitments**").

13. TERM AND TERMINATION.

13.1. Unless terminated earlier as provided herein, this Agreement shall have an initial Term of three (3) years commencing from the Effective Date, unless terminated sooner by written notice given by a Party pursuant to this Section 13. This Agreement will automatically renew for successive terms of one (1) year, unless a party provides written notice 30 days prior to any renewal term of its intent not to renew the Agreement, or if terminated sooner by written notice given by a party pursuant to this Section 13.

13.2 Termination.

(a) Either party may terminate this Agreement: (i) upon filing of any voluntary petition by the other party or upon the filing of any involuntary petition against the other party under the Bankruptcy Code or any equivalent step or action under counterpart legislation in any territory, that is not dismissed within sixty (60) days after filing, or upon any appointment of a receiver for all or any portion of the other party's business or operations, or any assignment of all or substantially all the assets of the other party for the benefit of creditors; or (ii) upon the other party's material breach of this Agreement, if the other party fails to cure such default within thirty (30) days after receipt of notice specifying the default in reasonable detail (except in cases of payment defaults, which must be cured within fifteen (15) days from the date such payments are due).

(b) AmTote may terminate this Agreement if Mobilotto's actual performance of Services falls below the monthly Service Level Commitments (as defined in the applicable Order Form and/or SOW) for two (2) consecutive months during the term of this Agreement.

(c) AmTote may terminate this Agreement if an audit of a regulatory fee which is not currently being paid by AmTote becomes required in order for AmTote to lawfully use the Services.

13.3 Effect of Termination. AmTote agrees that in case of expiration or termination of this Agreement under this Section 13, all rights of AmTote to use, market, promote or distribute Services will cease as of the date of such expiration or termination. AmTote acknowledges and agrees that any and all payment obligations arising under this Agreement due and payable as of the date of such expiration or termination shall survive said expiration or termination. Each Party will promptly return, or at the other Party's option, destroy, all tangible items and embodiments containing or consisting of the other Party's Confidential Information and all copies thereof and provide written certification of such destruction or return by an authorized person. However, this paragraph 13.3 shall not apply in the event of termination of this Agreement by a trustee in bankruptcy, receiver or other person who acquires ownership of or control over any of the Mobilotto Assets due to an act or step against Mobilotto under clause 13.2(a)(i).

13.4 Survival of Terms. The provisions under Sections 1, 5, 6, 8.2, 9, 10, 11, 12, 13.2, 13.3, 14, 15, 16, 19, 20, 21, 23, 24, 25, 27 and 28 shall survive any expiration or termination of this Agreement.

14. FORCE MAJEURE.

Neither Party shall be held liable for any delay or failure in performance of its obligations under this Agreement (including Mobilotto's Services Level Commitments) from any cause beyond its reasonable control, including, but not limited to, acts of God, acts of civil or military authority, government action political embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, power blackouts affecting facilities, unusually severe weather conditions, acts or omissions of transportation carriers, or reasonable delays associated with visa, immigration and/or custom problems, unavailability of or interruption or delay in telecommunications or third party services (including wireless services), virus attacks or hackers(a "**Force Majeure Event**"). Upon the occurrence of a Force Majeure Event, the Party whose performance is affected shall give written notice to the other Party of such Force Majeure Event and the extent of the effect on the first Party's performance, and the Parties shall promptly confer, in good faith, to agree upon equitable,

reasonable action to minimize the impact on both Parties of such Force Majeure Event, including, without limitation, implementing disaster recovery procedures. The Parties agree that the Party whose performance is affected shall use commercially reasonable efforts to minimize the delay caused by the Force Majeure Events and recommence the affected performance. If the period of nonperformance exceeds thirty (30) days from the receipt of notice of the Force Majeure Event, the Party whose performance has not been so affected may, by giving written notice, terminate this Agreement.

15. NOTICES.

All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail, facsimile or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the parties shall, unless another address is specified in writing, be sent to the address, e-mail address or addresses, or facsimile number indicated on the Order Form. The address to which such notices, demands, requests, or other communications are to be given by either Party may be changed by written notice given by such Party to the other pursuant to this Section 15.

16. INDEPENDENT CONTRACTOR RELATIONSHIP.

It is the Parties' intention that AmTote and Mobilotto shall be independent contractors under this Agreement. This Agreement will not be construed as a partnership or joint venture between the Parties, and neither will be liable for any obligations incurred by the other Party, including but not limited to any contract or agreement of employment. Each Party acknowledges that its personnel are not eligible for workers' compensation or unemployment insurance benefits of the other Party by reason of such Party's engagement under this Agreement. Furthermore, except upon the prior written consent of the other Party, neither Party will have any authority to bind or commit the other Party in any manner. Neither Party will represent to any person that it is an agent, officer or employee of the other Party or, except as provided in the preceding sentence, that it is otherwise authorized to bind the other Party to any transaction.

17. ASSIGNMENT.

This Agreement may not be assigned by either Party hereto without the prior written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement to any corporate successor through a change of control, through a merger or reorganization in which such Party is not the surviving entity, or through the purchase of all, or substantially all, the assets of such Party's business to which this Agreement pertains. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective permitted successors and assigns.

18. SUBCONTRACTOR.

Mobilotto may use subcontractors or independent contractors to provide the Services and support service, or any part thereof; provided, however, that Mobilotto shall supervise and be responsible for any work performed by such subcontractor or independent contractor. Any subcontractor and independent contractor will have a written agreement with Mobilotto that contains terms consistent with the intellectual property ownership and confidentiality provisions of this Agreement.

19. GOVERNING LAW.

This Agreement is governed by and construed in accordance with the laws of the Province of Ontario, Canada, without regard to principles of conflict of laws.

20. DISPUTE RESOLUTION.

20.1 In the event that a claim, controversy or dispute between the Parties arises out of, in connection with, or with respect to the terms and conditions of the Agreement, or any subject matter governed by the Agreement, including any question regarding its existence, validity or termination, either Party may request binding arbitration of the issue in accordance with the following procedures:

(a) Either Party may request arbitration by giving the other involved Party written notice to such effect, which notice shall describe, in reasonable detail, the nature of the dispute, controversy or claim. Such arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such Commercial Arbitration Rules are amended by this Agreement (collectively, the "Rules").

(b) Upon either Party's request for arbitration, an arbitrator shall be selected by mutual agreement of the Parties to hear the dispute in accordance with the Rules. If the Parties are unable to agree upon an arbitrator, then either Party may request that the AAA select an arbitrator and such arbitrator shall hear the dispute in accordance with the Rules. For disputes amounting to five hundred thousand dollars ($500,000) or more, a panel of three (3) arbitrators shall be selected to hear the dispute. In such case, each Party shall select one (1) arbitrator who shall be unaffiliated with such Party, and the two (2) arbitrators shall select a third arbitrator. If the two (2) arbitrators are unable to agree upon a third arbitrator, the AAA will select the third arbitrator. All arbitrators (whether one (1) or three (3)) shall be knowledgeable about e-commerce transactions. In the case of a three (3) arbitrator panel, the decision of a majority shall control. The arbitration shall be conducted in Toronto, Canada.

(c) Each Party shall bear its own fees, costs and expenses of the arbitration and its own legal expenses (including any attorneys', experts' or witnesses' fees). Unless the award provides otherwise, the fees and expenses of the arbitration proceeding, including the fees of the arbitrator or arbitrators, will be shared equally by the involved Parties.

(d) Any award rendered pursuant to such arbitration shall be final, conclusive and binding upon the Parties, and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(e) Notwithstanding the foregoing, the Parties to this Agreement may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this Agreement and without abridgement of the powers of the arbitrator.

20.2 Unless Mobilotto is bringing an action for AmTote's failure to make timely and complete payments to Mobilotto, Mobilotto will continue to provide Services under this Agreement, and AmTote will continue to make payments to Mobilotto in accordance with this Agreement, during the dispute resolution procedures describe in this Section 20.

21. NO HIRE RESTRICTION.

During the term of this Agreement and for a period of twelve (12) months after termination, neither Party will directly or indirectly employ, or solicit to employ, or cause to be solicited for the purpose of employment, employees or contractors of the other Party, including its affiliates or subsidiaries, who have been directly involved in the activities covered by this Agreement, unless the other Party has given its prior written consent. However, this Section 21 shall not apply in the event of termination of this Agreement by a trustee in bankruptcy, receiver or other person who acquires ownership of or control over any of the Mobilotto Assets due to an act or step against Mobilotto under clause 13.2(a)(i).

22. PUBLICITY.

22.1 Neither Party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation. The Parties further agree to announce their relationship in a mutually agreeable press release at a mutually agreeable date following the Effective Date.

22.2 Mobilotto may use AmTote's name, but not its trademarks, tradenames, service marks, and logos, in its client list in the same manner in which it uses the names of its other clients. Mobilotto may not publicly use AmTote's name in any other way without AmTote's prior written consent.

23. ENTIRE AGREEMENT, AMENDMENTS, WAIVERS.

This Agreement, including any Order Form and SOW, is the sole and entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, discussions, negotiations, commitments, understandings, marketing brochures, and sales correspondence between the Parties relative thereto, whether written or oral. This Agreement, including any Order Form and SOW, may be modified only by a written addendum or Change Order signed by authorized signatories of both Parties. The terms of any invoice, purchase order or similar document will not modify this Agreement. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

24. SEVERABILITY.

If any one or more provisions contained herein shall for any reason be held to be unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, provided that the removal of such offending term or provision does not materially alter the burdens or benefits of either of the Parties under this Agreement.

25. THIRD PARTY BENEFICIARIES.

The provisions of this Agreement are for the benefit of the Parties and not for any other person. Should any third party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

26. EXECUTED IN COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

27. CONSTRUCTION.

The headings and numbering of sections in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning or interpretation of this Agreement or the particular section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

28. REMEDIES CUMULATIVE.

Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

(Remainder of page intentionally left blank. Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized officers or representatives.

Mobilotto Systems Inc.

Signature: [signature]

Name: Gary Schwartz

Title: Director

Date: May 5, 2016

AmTote International Inc.

Signature: [signature]

Name: Steeve Keech

Title: President

Date: May 5, 2016

EXHIBIT A. MOBILOTTO PATENTS

(AS FORMING PART OF THE MOBILOTTO ASSETS)

- United States Patent 9,142,086
- Allowed Canadian Patent Application 2741232

EXHIBIT B. PROVIDER TERMS AND CONDITIONS

ALL SERVICE PROVIDER DATA IS PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT WARRANTY, GUARANTEE OR LIABILITY.

1. Use of Wireless Location Information

Wireless Service Providers may provide location data via the Service in order for AmTote Applications or Client Applications to be delivered to their subscribers who are End Users. All use of location data shall comply with the terms hereof. Additionally, use of any services from wireless Service Providers other than the services provided hereunder is subject to the specific terms of use and applicable rates and fees (if any, if available) for such other services.

2. Tier 1 Support for End Users

AmTote or its Clients shall provide all necessary Tier 1 support to End Users and supply Mobilotto with 24x7 technical support and customer service contact information, as applicable. Such contact information may be shared with Service Providers so that they may direct End Users to contact AmTote or Client in event any such End Users contact their Service Provider for assistance with a AmTote Application or Client Application.

3. Use of Wireless Carriers' Names; Publicity

3.1 AmTote or its Clients shall not publicly use wireless carrier's name, trademarks, trade names, service marks or logos without prior written permission of the applicable wireless carrier.

3.2 AmTote or its Clients shall not publicize the relationship with wireless carriers without the permission of the applicable wireless carrier including, without limitation, that a AmTote Application, Client Application and/or Mobilotto Application (as applicable) is compatible with the wireless carrier's network or devices.

3.3 The Service supports wireless location for subscribers of AT&T, Boost, Cricket, Sprint, T-Mobile, US Cellular, Verizon and Virgin and text messaging for subscribers of those carriers plus most Tier 2 and 3 US wireless carriers.

4. Notifications for Use of AmTote Applications or Client Applications

4.1 AmTote Applications or Client Applications must include consumer disclosure containing clear and conspicuous notice about how location information will be accessed, used, copied, stored or disclosed by AmTote or its Clients which must be presented to End User for acceptance prior to use of AmTote Application or Client Application. All notices, EULAs and privacy policies shall be readily available and easily accessible by End Users.

4.2 For applications resident on an End User's mobile device, AmTote or its Clients must notify the user through a pop-up screen or other similar approved solution that alerts the user that use of the application may cause additional data charges from the wireless carriers. Such pop-up screen must appear before the launch of the application and provide the user the ability to abort such launch.

4.3 For applications resident on an End User's mobile device, AmTote or its Clients must provide a clear and conspicuous help button for the application, which must include information on how to seek customer support.

4.4 Except in the case of self-service IVR or live agent supported applications, include the following notices to End Users during the application registration process:

Important Message from your Cellular Provider (AT&T, Cricket, Sprint, T-Mobile, Verizon and others). This is not a Cellular Provider application. If you use this application, it may require your Cellular Provider to disclose your customer information, including Location Information, to the application provider or some other third party. By providing your consent, you authorize your Cellular Provider to disclose your information to third parties to enable this application. Check the application's terms of use and the policies for more information about how the application will collect, access, use or disclose your information. Terms of use and other policies usually are available on the application provider's website. If you aren't comfortable with the application's policies, don't use it. You acknowledge and agree that (1) your relationship with the application provider is separate from your relationship with your Cellular Provider; (2) your Cellular Provider is not responsible for this application; and (3) you will hold harmless your Cellular Provider and its subsidiaries, affiliates, officers, employees, agents, successors and assigns from any judgments, claims, actions, losses, liabilities or expenses arising from or attributable to this application or the acts or omissions of the application provider.

4.5 AmTote or its Clients shall make AmTote Application or Client Application available to End Users until the later of: (i) ninety (90) days from the End User's initial purchase of a AmTote Application or Client Application; (ii) the expiration of the period of time indicated to End Users that the AmTote Application or Client Application will be available or supported; and (iii) the date support services stop for all End Users. In the event that AmTote intends to discontinue the AmTote Application or Client Application for any reason whatsoever, AmTote or its Clients will (a) provide written notice to Mobilotto that the AmTote Application or Client Application will no longer be supported at least ninety (90) days before a cessation in support services to the End Users; and (b) provide written notice to each End User at least thirty (30) days before support stops.

5. Compliance with Law, Policies, Industry Practices and Guidelines

5.1 AmTote understands and agrees that AmTote, its Clients and affiliated third parties may be subject to additional unanticipated obligations and legal requirements as a result of developing, distributing and/or use of location aware applications or services. AmTote or its Clients will only access, use, copy, store and disclose location information as long as notice, consent and all other requirements have been satisfied and maintained. AmTote, Clients and all AmTote Applications and Client Applications will at all times comply with applicable laws, rules and regulations, industry practices, third-party guidelines and other relevant policies and requirements, including: (i) all applicable consumer protection, marketing, data security, export and privacy laws; (ii) Federal Trade Commission privacy initiatives; and (iii) the CTIA Best Practices and Guidelines for Location-Based Services.

5.2 AmTote or its Clients will comply with all of the following as amended from time to time, as applicable:

a. all applicable privacy, consumer protection, marketing and data security laws and government guidelines;

b. the CTIA Best Practices and Guidelines for Location-Based Services currently located at http://www.ctia.org/policy-initiatives/voluntary-guidelines/best-practices-and-guidelines-for-location-based-services;

c. if you are using text messaging services, the Mobile Marketing Association best practices for cross-carrier mobile content programs (as applicable) located at http://www.mmaglobal.com/files/documents/best practices for messaging version 7.0 1.pdf;

d. the Sprint Privacy Policy and Acceptable Use Policy currently located at www.sprint.com/legal/sprint privacy.html and http://sprint.com/legal/agreement.html, respectively;

e. the Verizon Wireless content rating guidelines currently located at http://developer.verizon.com/content/dam/vdc/documents/vz content policy complete 200808.pdf ;

f. if you are developing applications using the device-based/hybrid location and alerting capabilities offered in conjunction with the downloadable Mobilotto Device Agent application, the developer terms of use currently located at http://zoscomm.com/legal/cloud-api-terms; and

g. if you are using the device agent SDK to embed the associated functionality into your own mobile client application, the developer terms of use located at http://www.zoscomm.com/legal/developer-eula/.

6. Consent and Privacy Settings

6.1 Unless otherwise expressly approved in writing by the wireless carrier of an End User, AmTote or its Clients will obtain affirmative, opt-in consent from End Users as appropriate to access, use, copy, store or disclose location information via any means that are required for consent to be effective and valid. AmTote agrees not to, and not to allow its Clients to, access, use, copy, store or disclose any location information until the appropriate consent has been obtained. Privacy settings shall be used to allow flexibility to determine the level of acceptable consent. End Users shall have the ability to easily change privacy settings at any time. Each approved AmTote Application or Client Application will be named in such a manner to be recognizable by the End User's wireless carrier. AmTote understands that unless otherwise approved by the End User's wireless carrier in writing all AmTote Applications and Client Applications may be listed on the End User's wireless carrier's consumer privacy portal and End Users may have the option to change basic privacy settings at such portal.

6.2 AmTote or its Clients must:

a. integrate into their registration process a stand-alone clear and conspicuous notice about how an End User's information including location information will be accessed, used stored, disclosed or collected;

b. obtain the appropriate consent to the notice from the End User prior to any such access, use, storage, disclosure or collection;

c. maintain a clear, comprehensive and easily accessible privacy policy.

6.3 With the exception of self-service (location is revealed only to the end user) or employer's location-based service applications, AmTote or its Clients must provide notice to, and obtain the affirmative consent of, the person to be located (the "locatee") prior to permitting an application or person (the "locator") to view the locatee's geographic location. Such notice must, at the minimum inform, the locatee that the locator is seeking permission to locate the locatee.

6.4 For applications where End Users are able to locate other End Users (e.g. social-networking applications), AmTote or its Clients must provide the locatee with the option of being notified each time that the locatee is being located and by whom. If such an application is one in which only adults may participate, AmTote or its Clients must verify the End User's age using a reliable method.

6.5 Except for applications using one-time location consent, AmTote or its Clients must provide End Users with the ability to easily, conveniently and instantly revoke their consent or permission to locate them on a 24x7 basis and, at a minimum, via the method by which the End User consented. Once revoked, AmTote or its Clients must immediately cease accessing and using the End User's location information.

7. Consent Record Retention

7.1 AmTote or its Clients must clearly and conspicuously document the presentation of the appropriate notices to the End Users. Such record must, at a minimum, include:

a. an identifier which links the End User to the record;

b. a time and date stamp of the End User's acknowledgment;

c. a reference to the version of the notice that was presented;

d. the AmTote Application or Client Application identifier;

e. for permissions to locate and revocation records, an identifier which links the permitted/ revoked locator to the record.

7.2 AmTote or its Clients must maintain records of any notice, consent and revocation for as long as the associated AmTote Applications or Client Applications are in use, plus an additional five (5) years. Mobilotto or the End User's wireless service provider can request this information at anytime and it shall be provided within seven (7) business days of request.

8. Revocation of Consent

AmTote or its Clients will ensure that each End User may immediately revoke consent, through easy to use privacy settings or other readily available mechanisms on interactive devices, to the access, use, storage and/or disclosure of location information at any time. If consent is denied or withdrawn, AmTote Application or Client Application may not collect, transmit, maintain, process or utilize location information or perform any other actions for which End User consent has been denied or withdrawn.

9. Use and Storage of Location Information

AmTote or its Clients may only use location information for the sole purpose of providing services as intended by End Users. Location information shall not be accessed, used, copied, stored or disclosed for any other purpose without the explicit prior consent of End Users. AmTote or its Client must delete location information immediately when it is no longer needed and provide a readily available means for End Users to delete stored location information. AmTote or its Clients shall not: (a) collect or store any information delivered via the Service, other than temporary caching on the AmTote or Client servers or End User devices, for purposes other than to determine the location of an End User device; (b) use automated scripts

to access the Service without the express written permission of Mobilotto; or (c) otherwise mine or attempt to mine information delivered via the Service.

10. Privacy Safeguards and Considerations

10.1 AmTote Application or Client Application must not be used to undermine End User privacy and should not allow unauthorized surveillance. To mitigate the risk of End Users being located without their knowledge and consent, AmTote or its Clients must implement security measures and safeguards that protect End User privacy and safety. Depending upon the type, nature and sensitivity of the services provided through AmTote Applications or Client Applications and the means by which these measures and safeguards can be implemented, it may be necessary for AmTote or its Clients to encrypt sensitive data such as location information, use private networks to transmit such data, provide periodic notices to End Users, send reminder messages to End Users, utilize audible, visual or other types of notifications and/or implement report abuse processes as appropriate.

10.2 AmTote or its Clients must carefully consider the safety implications of each location-based service and implement the appropriate safeguards to address the foreseeable risks.

10.3 AmTote or its Clients must continuously monitor the use of its application(s) for any activity that violates the applicable policies or other relevant terms of use including any fraudulent, inappropriate or harmful behavior and promptly restrict the offending users from any further use of the application.

10.4 AmTote or its Clients must provide a resource for End Users to report abuse of the application and a process that can address that abuse in a timely manner.

11. Intended Recipients' Use of Location Information

Where location information is disclosed to anyone other than End User, AmTote or its Clients shall ensure that the recipient only receives location information when necessary with consent of End User, uses the location information only for the purpose for which it was provided, disposes of location information after use unless otherwise permitted by End User and takes measures to protect the location information against unauthorized access, use, copying, storage and/or disclosure.

12. Prohibited Content

Content available through any AmTote Applications or Client Applications must not: (a) contain any material that is unlawful or defamatory or that infringes upon or violates any copyright, trademark, patent, personality, publicity, or privacy rights or any other intellectual property or other rights of any third party; (b) promote or facilitate any illegal activity, such as illegal gambling; (c) contain any adult themed or sexually explicit content; (d) depict violence, prejudice, discrimination, or racism; and (e) contain any information that is false or likely to mislead or deceive.

13. Harmful Code

AmTote or its Clients will maintain an appropriate level of security and integrity for End Users in connection with the use of the Services and implement procedures to prevent the transmission of Harmful Code to End Users and unauthorized access to devices and Service Provider networks. "Harmful Code" means (a) viruses, worms or other malicious code; (b) any feature that prevents or interrupts the use of a Service Provider network or any device, including,

without limitation, any lock, drop-dead device, Trojan-horse routine, trap door, time bomb; (c) any other code or instruction that is intended to be used to access, modify, delete, damage, or disable the functionality of a Service Provider network or any device; or (d) data or messages that are unsolicited or of a volume that unreasonably burden a Service Provider network or any device. AmTote will immediately notify Mobilotto if AmTote or its Clients know or have reason to know of any breach of security or known vulnerability of the AmTote's or its Clients' systems that could lead to a breach of these security obligations and will remedy the breach or such vulnerability within 24 hours.

14. Security Provisions

14.1 AmTote or its Clients must implement and maintain administrative, physical and technical safeguards that prevent any collection, use or disclosure of, or access to, End User information that this Agreement does not expressly authorize, including, without limitation, an information security program that meets the highest standards of best industry practice to safeguard End User information. The information security program will include, without limitation, (i) adequate physical security of all premises in which End User information will be processed or stored; (ii) reasonable precautions taken with respect to the employment of and access given to personnel, including background checks and security clearances that assign specific access privileges to individuals; and (iii) an appropriate network security program. The network security program will include, without limitation, (x) appropriate access controls and data integrity controls; (y) testing and auditing of all controls; and (z) appropriate corrective action and incident response plan.

14.2 AmTote or its Clients shall implement and maintain administrative, physical and technical security controls to protect location information and the availability and integrity of service provider networks and services. AmTote or its Clients shall design, develop, build, operate and maintain AmTote Applications or Client Applications to sufficiently mitigate security threats, including: (i) unauthorized access; (ii) unauthorized changes; (iii) disruptions or denial of service; (iv) escalation of user privilege; (v) service fraud; (vi) improper disclosure of sensitive information; and (vii) degradations of service.

14.3 For AmTote Applications or Client Applications that communicate over an Internet Protocol network, any network traffic shall have security controls to protect from threats, including, but not limited to, eavesdropping, data tampering and data collection.

14.4 No AmTote Application or Client Application shall: (i) perform any functions or link to any content or use any robot, spider, site search or other retrieval application or device to scrape, retrieve or index services or to collect, disseminate, use, store or disclose information about End Users for any unauthorized purpose; (ii) disable, override or otherwise interfere with any service provider alerts, warnings, display panels, consent panels and the like, including, but not limited to, those that are intended to notify End User that location information is being accessed, used, copied, stored or disclosed; (iii) be designed or marketed for automatic or autonomous control of vehicles, aircraft or other mechanical devices or emergency or life-saving purposes; or (iv) be designed, developed, marketed, distributed, offered or otherwise made available for the purpose of harassing, abusing, stalking, threatening or otherwise violating the legal rights (such as the rights of privacy and publicity) of others or any other illegal or unethical purpose.

15. Use of Landline Telephone Number Directory Data Services

15.1 Allowed Uses of Directory Data. AmTote and its Clients are granted a license to use landline telephone directory data (i.e., the caller name and/or address associated with a telephone number) for the following purposes: to update internal records; to complete internal

forms; to verify caller name, address, and telephone number information; or to perform any other administrative and operational functions directly related to AmTote's normal business activities, which functions would typically be performed by calling the traditional directory assistance operator service (which service may be provided by a human operator or through other mechanisms such as speech recognition).

15.2 Limitations on Use of Directory Data. AmTote agrees, and will ensure that its Clients agree, to the following limitations on the use of the directory data. AmTote or its Clients shall use commercially reasonable efforts to abide any restrictions on use of the directory data as may be imposed by Mobilotto's data suppliers from time to time following receipt of written notice from Mobilotto delineating any such restrictions. AmTote or its Clients will not store in retrieval or any other system any part of the directory database or the data contained therein except for purposes necessary to conduct the allowed uses of the directory data. AmTote covenants not to, and shall prevent its Clients from:

a. use the directory data to publish directories in any form, including on the public Internet;

b. granting any third-party access to the directory data licensed hereunder, unless that third-party is a Client, an independent third party contractor providing services to End Users, a subcontractor, employee, or affiliate of a Client, and such relationship is evidenced by a written agreement, which is no less restrictive than this Agreement (except that Clients shall not be permitted to sublicense the directory data to any third-party); provided that with respect to the independent contractors, no such written agreement is required to the extent location information is provided by AmTote to such third party for the provision of customer support/assistance services, and provided that AmTote or its Client has complied with the terms of this Agreement for obtaining and using such information;

c. use the directory data for any directory assistance purpose including human operator handled directory assistance or directory assistance automated by speech recognition or any other means; and

d. use the directory data other than as specifically licensed pursuant to this Agreement; using the directory data in a manner that knowingly infringes any copyright or other intellectual property of Mobilotto or its third-party data suppliers; or using the directory data in a manner that violates any law or regulation known to AmTote or its Clients that is applicable to the use of the directory data.

16. Carrier Identification Services

The carrier identity services are for use by AmTote or its Clients only, solely for AmTote's or its Clients' internal business purposes and not for resale to any third-party, including by way of a service bureau or wholesaler.

17. Information Security Vendor Assessments, Annual Security Audits & Visitation and Inspection Rights. If AmTote or its Clients store location information of End Users for any period of time beyond that necessary for the provision or use of AmTote Application(s), the following terms will apply to AmTote or its Clients:

17.1 Information Security Vendor Assessment ("ISVA"). Wireless Service Providers of the associated End Users reserve the right to require AmTote or its Clients to complete an ISVA process once per year, as described below. A Service Provider may require that additional

security controls or mitigation plans be implemented and maintained by AmTote or its Clients based on results of an ISVA.

17.2 Previous Security Audit. Prior to commercial use of the Services, AmTote Platform or Client Platform shall have been subjected to an information security audit conducted internally or by an independent third party. AmTote will provide Mobilotto the results of the most recent audit upon request for delivery to any requesting Service Provider. Any third-party or internal audits shall not have revealed any material vulnerabilities in the AmTote Platform, Client Platform or any component thereof and to the extent that any such vulnerabilities were found to exist, AmTote or its Client shall have fully remedied such vulnerabilities prior to commercial use of the Services.

17.3 Future Security Audits. AmTote agrees that it will engage, and ensure that its Clients will engage, an independent third-party to perform no less than annual security audits of the AmTote Platform or Client Platform, including any third-party data center(s) utilized by AmTote or its Clients. AmTote will provide Mobilotto the results of the latest audit within thirty (30) days of a request, including, without limitation: (i) whether the audit revealed any material vulnerability in the AmTote Platform or Client Platform; and (ii) if so, the nature of each vulnerability discovered. If the audit reveals one or more material vulnerabilities, AmTote or its Clients will correct each such vulnerability at its sole cost and expense and will certify in writing to Mobilotto that it has corrected all such vulnerabilities. AmTote or its Clients must complete all vulnerability corrections within sixty (60) days of completion of the audit, unless the vulnerabilities by their nature cannot be corrected within such time in which case the corrections must be completed within a mutually agreed upon time.

17.4 Visitation and Inspection Rights. A Service Provider, or its authorized representatives, may at any time, upon reasonable notice, visit any or all locations of AmTote Platform or Client Platform to inspect AmTote Platform or Client Platform and to assess AmTote's or its Client's performance of its obligations under this Section. For purposes of such an inspection, AmTote will grant, and ensure that its Clients will grant, a requesting Service Provider and its representatives access, during normal business hours, to the AmTote Platform or Client Platform and to all books, records, procedures and information that relate to AmTote's or its Clients' performance under this Section, including, without limitation, any information Service Provider deems necessary to ascertain any facts that relate to AmTote's or its Clients' performance hereunder. If: (i) a Service Provider determines in connection with any such inspection that AmTote or its Client has failed to perform any of its obligations under this Section, and (ii) a Service Provider notifies AmTote or its Client in writing of AmTote's or its Client's breach of this Section, then AmTote or its Client will, within ten (10) days, develop a corrective action plan in cooperation with the requesting Service Provider. Such plan will be subject to Service Provider's approval in its reasonable discretion and AmTote or its Client will promptly implement such plan at its sole expense. These inspection and corrective action rights supplement, and in no way limit, Mobilotto's or Service Provider's other rights in this Agreement.

17.5 Should such inspection request be denied, or should the inspection reveal flaws inconsistent with applicable policies, practices or procedures, the requesting Service Provider may terminate access to the location information of its subscribers at any time.

18. Incident Support, Response and Resolution

AmTote agrees to comply, and will ensure that its Clients agree to comply, with the applicable performance and support obligations established from time to time by wireless Service Providers of End Users with respect to location aware services. In the event of an incident,

outage or other occurrence related to the Service, a wireless service provider may assess the severity level of the incident and, if appropriate, recommend a support, response and resolution plan. AmTote understands that the intent of Mobilotto and the wireless service providers in resolving any incident is to perform such resolution in a manner that reasonably prioritizes preservation of the integrity of wireless carrier facilities, the wireless carrier network, the wireless carrier services and End User use of Services. Mobilotto and wireless service providers may use the contact information submitted by AmTote, which must be kept up to date, to communicate with AmTote or its Clients regarding AmTote's or Client's performance and support obligations. AmTote's or its Client's contact information may be shared by wireless carriers with their subscribers who are End Users and/or other third parties to provide support, response and resolution services.

EXHIBIT C. MAINTENANCE AND SUPPORT

Mobilotto shall provide the following services to maintain and support the Service.

1. **Support**. Support provides a point of contact to report problems, operating or documentation deficiencies, and to obtain a resolution that may include further explanation of operation or instructions for a workaround. When required, code revisions may include bug fixes and/or feature enhancements that are delivered in Maintenance releases. Mobilotto's service assurance program provides support via help desk and expert technical support.

1.1 **Problem Reporting and Tracking**. Mobilotto will provide trouble reporting and tracking services. All system problems can be reported to the 7x24 call desk, directly to Mobilotto's support line during normal business hours, by an e-mail message to support, or through the on-line trouble reporting portal made available to Customer. See below for contact information details:

Description	Contact Details	Availability
Business Hours Customer Support Phone Number	1-760-438-5115, Option 3	8 AM – 5 PM, PST M-F, excl. Holidays
After-Hours Customer Support Phone Number	1-866-375-1269	24 x 7
Customer Support Email	support@Mobilotto.net	24 x 7

1.2 **Problem Identification.** Mobilotto will investigate and isolate the problem to the failing service. The problem and its resolution will be tracked and communicated to Customer.

1.3 **Problem Repair (Mobilotto Service)**. In the case of an identified failure due to Mobilotto Assets, Mobilotto shall identify a workaround and/or repair the failed element according to the support objectives.

1.4 **Problem Repair (Third Party Services)**. In the case of identified failure due to third parties (including wireless service providers or other third party service providers) Mobilotto shall notify the third party and work with them to identify a workaround and/or repair services according to the service objectives.

1.5 **Problem Repair (Customer Connection)**. In the case of an identified failure due to a Customer connection failure, Mobilotto and Customer shall collaborate to identify a workaround and/or repair to restore services according to the service objectives.

2. **Severity Definitions**

Mobilotto will assign each reported or identified incident a severity level according to the following definitions:

Severity 1 (Critical). A Critical Incident is any incident with no feasible workaround that: (a) causes the Service to have a significant loss of a critical function; (b) causes or is

likely to cause critical data to be lost or destroyed; or (c) causes disruption to the operation of other critical system elements (i.e., severe end user service affecting).

Severity 2 (Major). A Major Incident is any incident that: (a) causes the Service to operate improperly; or (b) produces results materially different from the Service description, but which has a difficult but acceptable workaround.

Severity 3 (Minor). A Minor Incident is any incident that: (a) causes a function to not execute as set forth in the Service description, without a significant loss of intended functionality; or (b) disables one or more nonessential functions.

Severity 4 (Warning). A Warning or Informational Incident is any incident that does not affect the primary functions of the Service or that causes an inconvenience in the use of the Service.

3. Support Service Objectives

Support incidents will be addressed according to their severity with the objective of achieving a resolution as follows:

Severity	**Resolution Timeframes**
Severity-1 incident (critical)	Notify Customer within 60 minutes; resolution within 12 Hours
Severity-2 incident (major)	5 Business Days
Severity-3 incident (minor)	30 Business Days
Severity-4 incident (warning or informational)	Considered for next scheduled update

EXHIBIT D. CONFIDENTIALITY AGREEMENT

MUTUAL CONFIDENTIALITY, NON-CIRCUMVENTION AND INTELLECTUAL PROPERTY RIGHTS AGREEMENT

This **Mutual Confidentiality, Non-Circumvention and Intellectual Property Rights Agreement** ("**Agreement**") is entered into this 7th day of January, 2016 (the "**Effective Date**")

BETWEEN:

AmTote International, Inc.
11200 Pepper Road
Hunt Valley, MD 21031
("AmTote")

ATTN: Steve Keech

AND

Mobilotto Systems, Inc.
34 King Street East, Suite 1010
Toronto, ON, M5C 2X8
("Mobilotto")

ATTN: Gary Schwartz

(each a "**Party**", and together, the "**Parties**")

WHEREAS the Parties to this Agreement are engaged in discussions in contemplation of present and/or potential future business relationships regarding the incorporation of Mobilotto intellectual property into AmTote's MBet and ADW.COM software (the "**Purpose**"); and

WHEREAS, in the course of these discussions, the Parties desire to collaborate with each other in the exchange of confidential information and proprietary technology and/or in the development of certain technology and/or products as the Parties mutually deem appropriate; and

WHEREAS, the Parties each desire to establish and set forth their individual obligations with respect to any Confidential Information (as that term is defined in this Agreement) disclosed by a Party (the "**Disclosing Party**"), whether before or after the Effective Date, to the other (the "**Receiving Party**"); and

WHEREAS, in the event that new technology, products and the like, including any resulting intellectual property related thereto, are conceived, reduced to practice, or developed in furtherance of the Purpose, the Parties desire to set forth their respective rights regarding the ownership of such technology, products, and associated intellectual property.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and for other good value and consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties mutually agree as follows:

1. **Definitions.**

1.1 "Confidential Information" as used in this Agreement shall be deemed to include, regardless of whether it is marked confidential, whether disclosed in written, oral, visual or electronic form, without limitation, all artistic, literary, creative and technical information (including, without limitation, related to the computer (including, without limitation, proprietary programs and software packages), Internet and entertainment industries), methods and procedures of operation, designs, concepts, past, present and future business activities, current and/or contemplated products or services (including, without limitation, entertainment programming), any and all non-technical information including but not limited to patent, copyright, trademark, trade secret, and proprietary information, techniques, sketches, drawings, artworks, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to current and future proposed products and services of each of the Parties, and includes, without limitation, their respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, strategies, business ideas, employee records and marketing plans and information, or other information and documents prepared by a Party or its respective directors, officers, employees, agents, representative or advisors.

1.2 "Effective Date" means the date first written above.

1.3 "Independent Technology" means Technology and associated Intellectual Property Rights in which only one of the Parties (the "Owning Party") has a proprietary interest, which is conceived prior to the Effective Date and/or at any time outside of the Purpose of this Agreement, provided, where such conception occurred after the Effective Date, the Owning Party made no use of or reliance upon the other Party's Technology or any Technology jointly developed by the Parties for such conception or any subsequent reduction to practice.

1.4 "Intellectual Property Rights" shall include, without limitation, patents, utility models, rights to inventions, copyright and neighbouring and related rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress; goodwill relating to such Intellectual Property Rights; and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.5 "Technology" shall include, without limitation all tangible or intangible know-how, knowledge, concepts, procedures, schematics, trade secrets, computer software, technical information and data, ideas, processes, inventions, technology, discoveries, improvements, methods, compositions, formulae, techniques, test results, devices, designs, manufacturing specifications and procedures, strategic business information and/or financial information.

2. Confidential Information.

2.1 Use of Confidential Information. Each Party will maintain in strict confidence all Confidential Information received from the other Party. Each Party agrees that it will not make use of, disclose to any third party or in any way circulate within its own organization any Confidential Information of the other Party, except to the extent necessary for negotiations, discussions, and consultations with personnel or authorized representatives of the other Party relating to the Purpose, respectively; and any purpose the Disclosing Party may hereafter authorize in writing prior to such use, disclosure or circulation. For greater certainty, the Receiving Party shall not disclose the Disclosing Party's Confidential Information to any third party without the prior written consent of the Disclosing Party and will protect such information from being disclosed to any third party. The Receiving Party shall disclose the Disclosing Party's Confidential Information only to those of such Receiving Party's employees and, subject to the Disclosing Party's prior written approval, consultants and contractors who need to know such information to assist the Receiving Party in achieving the Purpose. Each Party certifies that each such employee, consultant and contractor will have agreed in writing, either as a condition to employment or in order to obtain the other Party's Confidential Information, to be bound by confidentiality terms and conditions substantially similar to those terms and conditions applicable to each Party under this Agreement. Each Party guarantees that any of its employees, consultants, contractors, or other third parties who receive the Disclosing Party's Confidential Information hereunder will abide by the confidentiality and limited use obligations undertaken by a Receiving Party under this Agreement.

2.2 Exclusion. Confidential Information shall not include information which: (a) was lawfully in the Receiving Party's possession from a source other than the Disclosing Party before receipt from the Disclosing Party; (b) is or became available to the public through no fault of the Receiving Party; (c) was obtained in good faith by the Receiving Party from a third party who was lawfully in possession of such information and who was not subject to an obligation of confidentiality owed to the Disclosing Party; (d) was independently developed by the Receiving Party, without reference to Confidential Information received hereunder and in compliance with this Agreement; or (e) was disclosed under operation of law, except that the Receiving Party will disclose only such of the Confidential Information as is legally required and will provide notice of such possible disclosure to the Disclosing Party prior to disclosure in order to give the Disclosing Party an opportunity to contest such disclosure.

2.3 Reasonable Care. Each Party shall exercise not less than the degree of care used to prevent use and disclosure of its own proprietary and confidential information to prevent use and disclosure of the Confidential Information. In no event, however, shall less than a reasonable degree of care be exercised.

2.4 Ownership; Return of Confidential Information. All Confidential Information (including tangible copies and computerized or electronic versions thereof) disclosed by the Disclosing Party to the Receiving Party shall remain the property of the Disclosing Party. Upon the request of the Disclosing Party or upon termination of this Agreement, whichever is sooner, the Receiving Party shall promptly return to the Disclosing Party, and shall cause any third party to whom it has disclosed any Confidential Information to return, all Confidential Information which any such party may have received and will not retain any copies, extracts or other reproductions of any Confidential Information.

3. **Ownership of Technology and associated Intellectual Property Rights**

3.1 Independent Technology. Each Party acknowledges and agrees that, as between the Parties, each Party is and shall remain for all purposes hereunder the sole and exclusive owner of all right, title and interest in and to its Independent Technology. Each Party acknowledges that it acquires no rights or licenses under this Agreement to the other Party's Independent Technology.

3.2 Notwithstanding the foregoing, the Parties agree that AmTote shall be the sole and exclusive owner of all right, title and interest in and to all Technology and its associated Intellectual Property Rights that is not Mobilotto's Independent Technology and that is conceived after the Effective Date and before any expiration and/or termination of this Agreement and that is related to or in furtherance of the Purpose, including but not limited to any derivatives, improvements, enhancements, or extensions of either Party's Independent Technology.

4. **Non-Circumvention**

4.1 At any time prior to the expiration of three years from the date of expiry of the initial term or any extension term as provided in Section 5, or from the date of any earlier termination of this Agreement, the identities of any corporation, partnership, proprietorship, trust, individual, or any other entities or third parties discussed or disclosed by one Party to the other in respect of the Purpose and any related business opportunity shall constitute Confidential Information of the Disclosing Party, and the Receiving Party or associated entity or individual shall not, without the prior written consent of the Disclosing Party:

a. directly or indirectly, initiate, solicit, negotiate, contract, transact, or otherwise enter into any business transaction, agreement or undertaking with any such party identified or introduced by the Disclosing Party; or

b. seek to by-pass, compete, avoid or circumvent the Disclosing Party in respect of any business opportunity that relates to the Purpose by utilizing any Confidential Information or by otherwise exploiting or deriving benefit from the Confidential Information.

5. **Term and Termination.** The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year subject to extension or earlier termination as provided in this Agreement. The Parties may extend the term of this Agreement at any time by mutual agreement in writing. A Party shall have the right to terminate this Agreement at any time and for any reason by providing written notice to the other Party and this Agreement shall terminate as of the date of delivery of such notice to the other party.

6. **Survival.** The obligations and restrictions provided in Sections 2 under this Agreement shall survive the termination of this Agreement and shall remain in full force:

a. in perpetuity, in respect of Confidential Information that has been marked or otherwise identified as trade secret by a Party; and

b. for a period of 5 years after the termination or expiration of this Agreement, in respect of Confidential Information that has not been marked or otherwise identified as trade secret by a Party.

7. **Breach**. In the event of any breach of this Agreement, the breaching Party shall notify the other Parties immediately and shall confirm in writing the extent and details of such breach, loss or unauthorized disclosure.

8. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

9. **Jurisdiction**. Any dispute as to the interpretation or rights of either Party under this Agreement, including a breach of this Agreement, will be submitted to the courts of the Province of Ontario, and the Parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

10. **Severability**. In the event that any one of the provisions contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired by such a finding.

11. **Waiver.** No waiver of any provisions of this Agreement shall be valid unless the same is in writing and signed by the Party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement. No delay or omission by the Parties in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Parties on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

12. **Remedies.** If a breach of this Agreement by a Party occurs or is threatened, the non-breaching Party shall be entitled to: (a) injunctive relief restraining such breaching Party from using or disclosing, in whole or in part, directly or indirectly, any Confidential Information of the non-breaching Party; and (b) recovery for damages, losses, and expenses of any nature, including without limitation, legal fees arising out of, resulting from, or otherwise relating to such breach or threatened breach.

13. **Independent Legal Advice.** Each Party to this Agreement represents and warrants to the other Party that it has read and fully understands the terms and provisions of this Agreement, and has had an opportunity to review this Agreement with independent legal counsel.

14. **Counterparts and Notice.** This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement. A signed facsimile copy or signed PDF copy of the Agreement shall be acceptable as an original, and shall be given the same effect as would original signatures. Any notice required to be given under this Agreement shall be deemed received upon personal delivery or delivery by e-mail with a confirmation copy sent by courier or three (3) days after mailing if sent by courier to the addresses of the Parties first set forth above, or to such other address as the Parties shall have furnished to the others in writing.

15. **Entire Agreement.** This Agreement contains the entire agreement of the Parties and supersedes any and all prior agreements, written or oral, amongst the Parties relating to the subject matter of this Agreement and may not be amended unless agreed to in writing by the Parties.

16. **Further Assurances**. Each Party, upon request by the other Parties, shall sign or cause to be signed all further documents, or do or cause to be done all further acts, and provide all reasonable assurances as may reasonably be necessary or desirable, to give effect to the transactions contemplated by this Agreement. By signing below, the undersigned representatives of the Parties warrant and represent that each has full authority to execute this Agreement on the Party's behalf, respectively, and to bind itself to the terms hereof.

[Remainder of page intentionally left blank. Signature page follows.]

This Agreement has been executed by the Parties on the date first written above.

AMTOTE INTERNATIONAL, INC.

Per: ______________________

Name: Steve Keech

Title: President

I have authority to bind the corporation.

MOBILOTTO SYSTEMS, INC.

Per: ______________________

Name: Gary Schwartz

Title: Director

I have authority to bind the corporation.

This Agreement has been executed by the Parties on the date first written above.

AMTOTE INTERNATIONAL, INC.

Per: ______________________

Name: Steve Keech

Title: President

I have authority to bind the corporation.

MOBILOTTO SYSTEMS, INC.

Per: ______________________

Name: Gary Schwartz

Title: Director

I have authority to bind the corporation.

EXHIBIT E. STATEMENT OF WORK AND ORDER FORM

STATEMENT OF WORK TO THE MASTER SERVICES AGREEMENT

Statement of Work Number #0077

Mobilotto Systems Inc. ("**Company**") and AmTote International Inc. ("**Customer**") enter into this Statement of Work on May 1, 2016 ("**Effective Date**"). This Statement of Work shall be governed by the Master Services Agreement dated as of May 1, 2016 between the Customer and the Company (the "**Agreement**"). Unless otherwise defined in this Statement of Work, all capitalized terms used in this Statement of Work shall have the meanings ascribed thereto in the Agreement. The Company agrees to complete the following project in accordance with the Agreement and in accordance with the following terms:

I. Project Overview

The Company will provide a multi-strategy location verification service using both WiFi and carrier tower to allow the Customer to locate their end consumers based on the consumer's mobile phone's via the WiFi zone and specified latitude and longitude coordinates provided by the triangulation of the wireless carrier towers.

II. Scope of Work

The Company will work with the Customer to integrate geo-location services using WiFi and carrier-based verification into the Customer's existing platform. The Company will provide an ongoing geo-location mechanism to allow the Customer to locate their end-consumers via their mobile phone.

III. Responsibilities

The Parties' responsibilities under this Statement of Work shall be as follows:

Customer

1. To provide geo mapping coordinates (geoJSON coordinates) for each compliance zone #ID in US and Canada
2. To provide WiFi zone(s) info (MAC + SSID) for each compliance zone #ID in US and Canada
3. To embed a Locate (#) or phone number field for consumer
4. To query Mobilotto with (#) and compliance zone (#ID)
5. Based on responding Y / N or inconclusive message, Customer will need to use its internal business logic to proceed

Company

1. Will create multi-strategy, compliance zones (#ID) in US and Canada
2. Can group multi-location compliance zones (#ID)
3. Setup ping request via WiFi and towers based on our multi-strategy logic.
4. Provide a check (#) functionality (Y/N/inconclusive) corresponding with compliance zone ID
   - If consumer not opted in:
     i. Send subscription message (opt-in)
     ii. Send carrier specified anniversary reminders
   - If consumer opted in:
     i. Provide positive/negative check (Y/N)
     ii. Or provide error response: bad carrier, do-not-contact list, bad loc. error
5. Provide CRM engagement messaging per compliance zones (#ID) on a per campaign basis. Campaigns will be scoped as separate SOWs.

IV. Specifications

The Services provided under this Statement of Work shall meet the following requirements and specifications:

The proposed location service solution for the Customer will include a version API with HTTPS endpoints, API keys and documentation with a working sample. When location is requested, the Customer will receive a message confirming location or alternative based on carrier availability.

V. Service Level Commitments

The Service Level Commitments applicable to this Statement of Work are set out as follows:

- The Company provides a Service Level Commitment of 99.9% as measured over a calendar month period.
- The Company reserves the right to refuse geolocation services on carriers not supported.

VI. Milestones/Target Dates

The following Milestones shall be used to evaluate the Company's performance under this Statement of Work:

NO.	ACTIVITY DESCRIPTION	PRIMARY RESPONSIBILITY	DATE FOR COMPLETION
1.	Customer acceptable area boundaries	Provide WiFi and geoJSON information for compliance zone.	as provided
2.	Alpha Version	Choose one location, ping towers and WiFi, get yes / no. Low server load, tentative interface.	May 1st
3.	Beta Version (provisional only)	Add security, API keys, Low server load, final interface.	May 15th
4.	Version 1 Release	Add API usage and metered billing. Test high request rate. Unlimited server load.	June 1st

VII. Fees

a. Firm Fixed Price. In consideration for the work to be performed by the Company under this SOW, Customer agrees to pay the Company the one-time fixed price of $22,400 USD (the "**Fixed Price**") for the Customer build, which is estimated at seven (7) professional service engineer days at $1600.00 per day (the "Customer Build").

b. Invoice. Following completion of the services described in this SOW, the Company shall submit an invoice for the Fixed Price, designated as the "Final Invoice", by e-mail or mail to:

AmTote International Inc.
11200 Pepper Road
Hunt Valley, MD 21031
Email: steve.keech@amtote.com
Attn: Steve Keech

c. Payment. Customer's payment under this SOW will be made thirty (30) days following Customer's review and approval of the Final Invoice and Customer Build. Customer shall complete its review of the Final Invoice no later than ten (10) days from the receipt of such invoice.

d. No Additional Costs. The Company understands and agrees that the Customer Build fee is a firm fixed price and that the Customer will not be obligated to pay the Company an

amount in excess of the Fixed Price. The Company shall fulfill its obligations under this SOW, regardless of cost, for the sole and sufficient compensation of the Fixed Price, with no expectation of additional compensation.

(Remainder of page intentionally left blank. Signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Statement of Work as of the Effective Date written above.

MOBILOTTO SYSTEMS, INC.

Per: ______________________

Name: Gary Schwartz

Title: Director

I have authority to bind the corporation.

AMTOTE INTERNATIONAL, INC.

Per: ______________________

Name: Steve Keech

Title: President

I have authority to bind the corporation.

mobilotto

ORDER FORM

Contact Information	
Customer Name: AmTote International Inc.	Date:
Contact Name:	Offer Valid For: 7 days
Phone:	Effective Date: May 1, 2016
Affiliates of Customer:	

This Order Form ("**Order Form**") is made by and between Epcylon Technologies® d/b/a Mobilotto® ("**Mobilotto**") and AmTote International Inc. ("**Customer**").

Mobilotto will provide services that enable Customer, its Clients and any named affiliates to obtain the geographic location of mobile and online devices along with other content and messaging services made available through Mobilotto application programming interfaces (the "**Service**") as set forth in this Order Form, which incorporates directly or by reference all terms of the Master Services Agreement, executed by Mobilotto and Customer on April 20, 2016 ("**Master Services Agreement**").

Summary of Mobilotto Services	
☒ Network-based Cellular Location Services	☒ Client Portal Account
☐ Device-based Hybrid Location Services	☒ Onboarding & Integration Support
☐ Two-way SMS Services	☒ Application Verification & Carrier Approval
☐ Global Site Identification (GSID) Location Lookup	☒ Global IP Geolocation Lookup
☒ Web Browser Geolocation Services	☒ Device Profile Services
☐ Custom Services (per SOW attached)	☒ Maintenance & Support Services

Onboarding and Launch Deliverables (Support, Tools, SDKs & Documentation)	
☒ Dedicated Customer Success Manager	☒ Use Case Review; Design & Workflow Guidance
☒ Client Portal Access & Walkthrough; API Tools	☒ Practical Guides to Industry Best Practices
☐ Hybrid Location SDKs	☐ Device Profile SDKs
☒ Customer Application Terms & Privacy Review	☒ Network Location Carrier Approval Process
☐ SMS Campaign Review	☐ SMS Campaign Approval Process

Mobilotto Platform Service Deliverables (APIs & Reports)	
☒ Wireless Network-based Location API	☒ Hybrid Location & Geofencing APIs
☒ IP Geolocation API	☐ GSID Location API
☒ Web Browser Geolocation API	☐ Device Profile APIs & Reports
☒ Smart Zone API	☒ Latitude/Longitude; Street & Extended Address
☐ Landline Name & Address API	☒ Status & Subscription Management APIs
☒ Two-way SMS API	☒ Usage & Performance Reporting

Please contact your sales representative or email info@mobilotto.com if you would like to add on any additional service options.

PRICING

One-Time Fees	First time	2-5	6+
☒ Customer and Direct Client Onboarding, Service Start-up and Activation[1]	$10,000.00	$5,000.00	$2,500.00
☒ Network-based Location Carrier Approval ($1,500.00 per Customer/Client Application) [2]	$1,500.00	N/A	N/A
☒ SMS Short Code Set-up (select Dedicated or Shared Short Code) [3] ○ $2,850.00 for Dedicated Short Code or ⊙ $600.00 for Shared Short Code	$600.00		

1 Customer on-boarding and launch services, invoiced and due on the Effective Date. Direct Client on-boarding and launch service fees invoiced upon portal account set-up / access for each Direct Client.

2 Fee applies to each Customer / Client Application or Campaign submitted for carrier approval. Invoiced and due upon submission of Application / Campaign to Mobilotto for review and approval process.

3 Fee includes carrier fees from AT&T, T-Mobile, Sprint, Boost, Virgin and Metro PCS. Any additional carrier fees in place at time of provisioning will be passed through to Customer. First campaign set-up included in short code set-up fee.

Fixed monthly fees apply for SMS Short Codes and Programs as follows (select shared or dedicated):

Fixed Monthly Fees for SMS Short Codes and Programs *	
☒ Campaign Management - $200.00 if selected	$200.00
☒ SMS Transmission – if selected	$0.02

* Dedicated Short Code renewals may be cancelled upon minimum of 60 days advance notice prior to start of next renewal period. Shared Short Codes require 30 days advance notice of cancellation.

Monthly Service fees for transactions and hybrid device usage will be assessed for any usage starting on the Effective Date. Monthly Service fees shall be subject to a Monthly Minimum Fee as shown below commencing June 1, 2016 or upon the start of first commercial use by Customer or its Client(s), whichever occurs first. Thereafter, monthly billing will reflect fees for actual usage or the Monthly Minimum Fee, whichever is greater.

Monthly Minimum Fee For Transactions and Hybrid Device Usage	$10,000.00

TRANSACTION & HYBRID DEVICE FEES

	Transactions per month
USA Coarse Wireless Location[4]	$0.03/per transaction. 330,000 included
IP Geolocation	Unlimited
Browser Geolocation[4]	Unlimited
SMS Transmission	Unlimited

4 Response includes best available street address corresponding to wireless latitude/longitude obtained.

mobilotto

TERMS

Standard Terms of Use	The Terms of Use that govern Customer's use of the Service are available for review at www.mobilotto.com
Service Provider Terms	Use of the Service is subject to third-party terms that are available for review at www.mobilotto.com
Maintenance & Support	Maintenance and support provisions for the service are available for review at www.mobilotto.com
Launch Process	An overview of the onboarding and launch process for Customer/Client Applications is available at www.mobilotto.com
Term & Renewal	This Order Form shall have an initial term of three (3) years commencing from the Effective Date, unless terminated sooner by written notice given by a Party pursuant to Section 13 of the Master Services Agreement. This Order Form will automatically renew for successive terms of one (1) year, unless a party provides written notice 30 days prior to any renewal term of its intent not to renew the Agreement pursuant to Section 13 of the Master Services Agreement.
Service Level Commitment	The Service availability shall be 99.9% as measured over a calendar month period, excluding any outages due to scheduled maintenance, loss of third-party telecommunications or internet connections between Customer or Direct Client Platform(s) and Mobilotto Platform, and any outages of Service Provider equipment, connections or networks, subject to Section 11.2 of Master Services Agreement.
Customer Deliverables	Customer will provide on-boarding information requested by Mobilotto; Contact information for the primary user of the Mobilotto Client Portal; Operations, maintenance and support for Customer/Client Platform(s) and Application(s); Contact information for Tier 1 response personnel; and Contact information for escalation process.
Counterparts	This Agreement may be executed and delivered in counterparts, including by electronic signature and delivery and/or facsimile transmission.

IN WITNESS WHEREOF, this Order Form has been executed by the Parties on the date first written above.

MOBILOTTO
Name: Gary Schwartz
Title: Director
Signature: ______________________

Address and email for Notices:
34 King St east suite 1010
Toronto, ON M5C 2X8
Phone: +1 416-479-0880

Email: info@mobilotto.com
Attn: Gary Schwartz

AmTote International Inc.
Name: Steve Keech
Title: President
Signature: ______________________

Address and email for Notices:
11200 Pepper Road
Hunt Valley, MD 21031
Phone:

Email: ______________________
Attn: ______________________